Exhibit 99.1

COMMERCIAL METALS COMPANY REPORTS BEST THIRD QUARTER EVER;
EXPECTS STRONG FOURTH QUARTER

     Irving, TX — June 21, 2005 — Commercial Metals Company (NYSE: CMC) today reported net earnings of $71.7 million or $1.14 per diluted share on net sales of $1.7 billion for the quarter ended May 31, 2005, ranking it as the strongest third quarter ever for the Company. This compares with net earnings of $50.9 million or $0.84 per diluted share on net sales of $1.4 billion for the third quarter last year. This year’s third quarter included after-tax LIFO income of $1.5 million or $0.02 per diluted share compared with $16.3 million expense or $0.27 per share in last year’s third quarter. The effective tax rate for the quarter increased to 40.0% (including catch-up) because of a shift in profitability from low tax jurisdictions (Poland) to those domestic jurisdictions subject to state taxes. Last year’s third quarter effective tax rate of 28% was substantially lower due to proportionately higher income in Poland. The effective tax rate for the year is anticipated to be 36.9%.

     Net earnings for the nine months ended May 31, 2005 were $202 million or $3.26 per diluted share on net sales of $4.9 billion. Net earnings for the nine months now exceed last year’s record annual net earnings of $132 million. For the same period last year, net earnings were $84.7 million or $1.43 per diluted share on net sales of $3.3 billion. For the nine months ended May 31, 2005, after-tax LIFO expense was $23.4 million or $0.38 per share compared with $23.3 million expense or $0.39 per share last year.

General Conditions

     CMC Chairman, President and Chief Executive Officer Stanley A. Rabin said, “We again generated outstanding profits and returns. As anticipated, our fiscal third quarter reflected a seasonal pickup in construction, offset to some extent by global softening in our markets. Profitability was excellent in all of our segments except for CMCZ, the Polish steel operation.

     “While global economic growth moderated in the quarter, our end-use markets in the United States remained healthy, even though the multi-year Transportation Bill still is being negotiated in Congress. Distributor markets, though, still were overstocked. Various fiscal and trade-related steps by the Chinese central government to slow the growth rate of fixed investment in certain sectors and reduce steel exports from China resulted in a near-term softening effect on steel markets; nevertheless, China’s economy continued to grow at a brisk pace. The biggest soft spot appeared to have been western Europe, for us particularly Germany and Italy. The U.S. dollar firmed by over 8% against the Euro between mid-March

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(CMC Third Quarter Fiscal 2005 – Page 2)

2005 and the end of May. Conversely, after a prolonged period of strengthening, the Polish Zloty weakened somewhat toward the end of our third quarter.”

     Rabin added, “Most spot prices in our markets were lower than the second quarter of this year. Ferrous scrap prices – amid extreme volatility – fell sharply during the quarter, especially in May, evidently because of steel production cutbacks and cautious buying by scrap consumers. Our average steel mill selling price in the U.S. was slightly higher compared with the second quarter despite the dampening effect of reduced scrap costs. However, strong metal margins continued. In Poland, our prices and margins exhibited a bigger decline. The largest price drops in the global market, however, were associated with products that we do not manufacture. Mill shipments picked up substantially from the second quarter, although not quite as much as we had expected; it appears that we encountered some further inventory adjustments by distributors as well as deferred purchases by end users in anticipation of lower prices. On the copper tube side, results were affected negatively by narrower metal spreads.

     “The downstream businesses continued to benefit from the solid end-use markets, mainly improved construction outlets, resulting in a favorable pricing environment. The various fabrication businesses also began to experience a leveling of input costs, which was helpful to gross margins.”

     Rabin said, “Our global Marketing & Distribution segment was impacted by softer markets in a number of products and geographic regions, but continued to produce outstanding results attributable to our diversification and execution.

     “Our outlook for the fourth quarter remains very positive. As discussed in more detail later in this release, we believe end-use demand should remain solid and prices stabilize. Assuming no additional income from the business interruption insurance claims we anticipate fourth quarter LIFO diluted net earnings per share of between $1.15 and $1.30.”

Domestic Mills

     Rabin added, “Our Domestic Mills segment’s adjusted operating profit at $57.0 million was more than double last year’s third quarter. Net sales were up 6%. This quarter LIFO income was $8.0 million pre-tax compared with an expense of $9.1 million last year. There were no amounts recognized on either business interruption claim. Within the segment, adjusted operating profit for our steel minimills was 167% greater than a year earlier on the strength of improved metal margins, which more than offset a decline in finished goods shipments. Compared with last year’s third quarter, the metal spread increased by $55 per ton to $276 per ton. On a year-to-year basis, tonnage melted for the third quarter was down 4% to 587 thousand tons; tonnage rolled was 544 thousand tons, 6% below last year’s third quarter. Shipments decreased 4% to 607 thousand tons, but increased 20% over the second quarter of this year. Our average total mill selling price at $476 per ton was $67 per ton above last year’s level. By product line, the price premium of merchant bar over reinforcing bar narrowed from the second quarter to about $75 per ton. The average scrap purchase cost rose by $4 per ton versus a year ago to $175 per ton. Year-over-year changes for utility costs, ferroalloys, graphite electrodes and other supplies were

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(CMC Third Quarter Fiscal 2005 – Page 3)

generally higher. The copper tube mill recorded an adjusted operating profit modestly less than that of last year’s third quarter including LIFO income this year.

     “Despite good demand from commercial as well as residential users, metal spreads declined by 12 cents per pound to 51 cents per pound because of the proportionately greater increase in the cost of copper scrap versus the average selling price of our tubular products. Against the same period last year, copper tube production declined 15% while shipments decreased 8% to 18.0 million pounds.”

CMCZ

     Rabin continued, “It was a difficult quarter for CMCZ. The Polish operation recorded an adjusted operating loss of $9.8 million on a 100%-owned basis compared with the extraordinary adjusted operating profit of $32.6 million the previous year. While the weather improved, aiding construction activity in Central Europe, effects of weak construction activity in Western Europe again spilled over into Poland. Selling prices fell significantly and operating levels and shipments were down substantially compared with the third quarter of fiscal 2004. March 2005 was a particularly weak month. Exports remained limited because of the relatively strong Polish Zloty, especially against the Euro. For the quarter, tons melted equaled 219 thousand, rolled tons equaled 198 thousand, and shipments totaled 244 thousand tons including billets. For the prior year the numbers were 402 thousand, 311 thousand, and 328 thousand, respectively. Meanwhile, the average selling price fell to PLN 1,313 per ton (including 11% billets) from PLN 1,774 per ton (including 14% billets) while the average scrap purchase cost decreased to PLN 607 per ton from PLN 765 per ton. On a positive note, operating levels improved as the quarter progressed.”

Fabrication

     Rabin said, “As expected, the substantial turnaround in the Fabrication segment continued, buoyed by very good demand. Net sales surged versus the prior year. We recorded an adjusted operating profit of $43.3 million compared with a small profit last year. This year LIFO had a negligible impact while last year’s LIFO charge was $10.3 million pre-tax. Within the segment, prices were up across-the-board and volumes within the segment were mostly higher. All product areas – rebar fabrication, construction-related products (CRP), steel fence posts, steel joist manufacturing, cellular beam manufacturing, structural steel fabrication, and heat treating – participated in the improved profitability. Shipments from our fab plants totaled 347 thousand tons, 2% above the prior year’s third quarter and well above this year’s second quarter. Meanwhile the composite average fab selling price (excluding stock and buyouts) increased by $239 per ton from last year.”

Recycling

     According to Rabin, “The Recycling segment recorded its second best third quarter following last year’s record third quarter on comparable net sales. The adjusted operating profit of $15.7 million, though exceptional, was 30% below the previous year. LIFO expense was $1.8 million pre-tax this quarter versus an expense of $600 thousand the prior year. Gross margins were 10% lower than last year. The ferrous scrap market was extraordinarily volatile during the quarter with the net result being

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(CMC Third Quarter Fiscal 2005 – Page 4)

a sharp drop in price from the beginning to the end of the quarter. Nonferrous markets remained volatile as well, but our average selling prices for aluminum, copper, brass and stainless steel scrap did not vary as much during the quarter. Export demand was mixed.

     “Versus last year, the average ferrous scrap sales price for the quarter decreased by 4% to $184 per short ton while shipments fell 14% to 491 thousand short tons. The average nonferrous scrap sales price for the quarter was approximately 11% above a year ago while nonferrous shipments were 6% higher. Inventory turnover across the board remained extremely high. The total volume of scrap processed, including all our domestic processing plants, equaled 869 thousand tons against 972 thousand tons last year.”

Marketing and Distribution

     “Adjusted operating profit for the Marketing and Distribution segment of $21.8 million was 75% above last year’s already strong third quarter on much higher net sales,” Rabin said. “Our business was good in the United States, Australia, China, elsewhere in Asia, and in Europe, although our steel sales declined in certain markets. A broad array of product lines contributed to the overall high sales and increased gross margins. This segment recorded LIFO expense of $4.0 million pre-tax compared with an expense of $5.0 million the year before. The margins and shipments in aluminum, copper and brass, and stainless steel increased significantly over the prior year. Sales and gross margins for a number of industrial materials and products surpassed previous record levels; included among the active product lines were minerals, ores, refractories, ferroalloys, and various metals and alloys. Our value-added downstream and processing businesses continued to perform very well.”

Financial Condition

     Rabin said, “Our financial position remains strong. At May 31, 2005, our stockholders’ equity was $842 million. At quarter end, our working capital was $787 million and the current ratio was 1.9. Our coverage ratios remain strong. Long-term debt as a percentage of total capitalization was 31%, and the ratio of total debt to total capitalization plus short-term debt was 32%. Both ratios include the debt of CMCZ which has recourse only to the assets of CMCZ. During the quarter we repurchased 1,944,610 shares of the Company’s common stock at an average price of $26.06, and the Board subsequently authorized a new repurchase of up to 2 million shares. During the quarter we entered into a new $400 million, 5-year revolving credit facility backing our commercial paper program. The new facility is larger, has a longer tenure, less restrictive covenant tests and lower costs than the former facility.”

Outlook

     Rabin continued, “We are in one of those periods where numerous observers again hold a negative outlook on the steel and nonferrous sectors. The ultimate arbiter will be the strength of the end-use markets and the supply into those markets. If there is an economic consensus it is that growth in the U.S.

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and much of Asia remains relatively strong, but below extremely high levels registered one year ago, and that Western Europe is suffering most from its slowdown. China will continue to be a key factor; recent data show the Chinese economy remains strong. In any event, we believe that our diversification will continue to serve us well as we adapt to ever-changing market conditions.

     “Overall, our outlook for the fourth quarter remains very positive although varied by segment. More specifically, total earnings from our domestic steel mills should continue to be strong during the fourth quarter on account of still high metal margins, although there will be some downtime at the mills during the quarter to control inventories. The copper tube business should be steady. Results at CMCZ should improve albeit hindered by weaker steel market conditions in Europe. Our anticipation remains that fabrication profits will expand further as we continue to benefit from strong selling prices, stabilized material costs, and robust shipments. Profits from our Recycling segment will not be as strong as recent quarters because of a further drop in the price of ferrous scrap. We expect the Marketing and Distribution segment to continue to perform well based on healthy volume and margins in diversified markets and product lines to compensate for weakness in certain products.”

Conference Call

     CMC invites you to listen to a live broadcast of its third quarter 2005 conference call on Tuesday, June 21, at 3:00 p.m. ET. The call will be hosted by Stan Rabin, Chairman, President and CEO, Murray McClean, Executive Vice President and COO, and Bill Larson, Vice President and CFO, and can be accessed via our website at www.commercialmetals.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”

     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.

     The opening paragraph, the last paragraph in the section on General Conditions and the Outlook section of this news release contain forward-looking statements regarding the outlook for the Company’s financial results including net earnings, product pricing and demand, production rates, energy expense, interest rates, inventory levels, acquisitions and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expect,” “anticipates,” “believe,” “ought,” “should,” “likely,” “appears,” “projected,” “forecast,” “presumes,” “will,” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include construction activity, difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes, metals pricing over which the Company exerts little influence, interest rate changes, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes

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in production capacity or utilization, global factors including political and military uncertainties, credit availability, currency fluctuations, energy and supply prices, disputes as to insurance coverage or the extent of lost income subject to reimbursement which could result in a lengthy delay or failure to obtain recovery under business interruption insurance, and decisions by governments impacting the level of steel imports and pace of overall economic activity, particularly China.

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(CMC Third Quarter Fiscal 2005– Page 7)

COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Earnings (Unaudited)
(in thousands except share data)

	Three months ended		Nine months ended
	5/31/05	5/31/04	5/31/05	5/31/04

Net Sales	$1,726,251	$1,407,206	$4,852,636	$3,305,273

Costs and Expenses:
Cost of goods sold	1,496,719	1,205,037	4,181,619	2,881,970
Selling, general and administrative expenses	106,192	114,066	329,627	268,953
Interest expense	7,608	7,739	23,426	19,728

	1,610,519	1,326,842	4,534,672	3,170,651

Earnings Before Income Taxes and Minority Interests	115,732	80,364	317,964	134,622

Income Taxes	46,345	22,539	117,329	41,800

Earnings Before Minority Interests	69,387	57,825	200,635	92,822

Minority Interests	(2,354)	6,941	(1,406)	8,155

Net Earnings	$71,741	$50,884	$202,041	$84,667

Basic earnings per share	$1.20	$0.88	$3.41	$1.48
Diluted earnings per share	$1.14	$0.84	$3.26	$1.43
Cash dividends per share	$0.06	$0.04	$0.17	$0.12
Average basic shares outstanding	59,801,749	58,054,908	59,332,329	57,208,324
Average diluted shares outstanding	62,735,824	60,269,432	62,021,496	59,341,888

BUSINESS SEGMENTS
(in thousands)

	Three months ended		Nine months ended
	5/31/05	5/31/04	5/31/05	5/31/04

Net Sales:
Domestic Mills	$343,997	$324,084	$943,594	$787,574
CMCZ	109,977	146,189	340,735	260,680
Domestic Fabrication	392,229	284,804	1,049,755	718,402
Recycling	238,888	242,640	683,868	564,407
Marketing and Distribution	771,237	536,004	2,200,836	1,279,502
Corporate and Eliminations	(130,077)	(126,515)	(366,152)	(305,292)

Total Net Sales	$1,726,251	$1,407,206	$4,852,636	$3,305,273

Adjusted Operating Profit (Loss):
Domestic Mills	$57,048	$25,496	$143,774	$56,090
CMCZ	(9,811)	32,564	(2,038)	38,785
Domestic Fabrication	43,294	3,044	92,463	7,536
Recycling	15,712	22,543	55,560	45,979
Marketing and Distribution	21,834	12,494	68,418	27,586
Corporate and Eliminations	(3,541)	(7,922)	(13,809)	(21,062)

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(CMC Third Quarter Fiscal 2005 – Page 8)

COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	May 31,	August 31,
	2005	2004

Assets:
Current Assets:
Cash and cash equivalents	$68,207	$123,559
Accounts receivable, net	784,259	607,005
Inventories	740,410	645,484
Other	46,672	48,184

Total Current Assets	1,639,548	1,424,232

Net Property, Plant and Equipment	475,134	451,490

Goodwill	30,542	30,542

Other Assets	93,104	81,782

	$2,238,328	$1,988,046

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable – trade	$389,793	$385,108
Accounts payable – documentary letters of credit	155,432	116,698
Accrued expenses and other payables	251,363	248,790
Income taxes payable	30,211	11,343
Short-term trade financing arrangements	2,904	9,756
Notes payable – CMCZ	—	530
Current maturities of long-term debt	22,515	11,252

Total Current Liabilities	852,218	783,477

Deferred Income Taxes	50,433	50,433
Other Long-Term Liabilities	52,360	39,568
Long-Term Trade Financing Arrangement	5,167	14,233
Long-Term Debt	386,909	393,368

Minority Interests	49,325	46,340

Stockholders’ Equity	841,916	660,627

	$2,238,328	$1,988,046

	Three months ended		Nine months Ended
(Short Tons in Thousands)	5/31/05	5/31/04	5/31/05	5/31/04

Domestic Steel Mill Rebar Shipments	264	264	684	766
Domestic Steel Mill Structural and Other Shipments	344	368	975	1,040
CMCZ Shipments	244	328	704	718

Total Mill Tons Shipped	852	960	2,363	2,524

Average FOB Mill Domestic Selling Price (Total Sales)	$476	$409	$478	$354
Average Domestic Ferrous Scrap Purchase Price	$175	$171	$182	$145
Average FOB Mill CMCZ Selling Price (Total Sales)	$417	$452	$458	$363
Average CMCZ Ferrous Scrap Purchase Price	$182	$195	$214	$193

Fab Plant Rebar Shipments	230	229	651	569
Fab Plant Structural, Joist, and Post Shipments	117	112	320	308

Total Fabrication Tons Shipped	347	341	971	877

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$864	$625	$845	$591

Domestic Scrap Metal Tons Processed and Shipped	869	972	2,519	2,544

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(CMC Third Quarter Fiscal 2005 – Page 9)

COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine months ended
	5/31/05	5/31/04*
Cash Flows From (Used by) Operating Activities:
Net earnings	$202,041	$84,667
Adjustments to reconcile net earnings to cash from (used by) operating activities:
Depreciation and amortization	56,756	52,328
Minority interests	(1,406)	8,155
Loss on reacquisition of debt	—	3,072
Provision for losses on receivables	3,574	5,443
Tax benefits from stock plans	10,809	4,262
Asset impairment charge	—	2,940
Net gain on sale of assets and other	(1,200)	(523)

Changes in Operating Assets and Liabilities, Net of Effect of Acquisitions:
Accounts receivable	(212,701)	(268,469)
Accounts receivable sold	41,063	34,967
Inventories	(84,414)	(162,823)
Other assets	(6,029)	(11,443)
Accounts payable, accrued expenses, other payables and income taxes	12,503	133,899
Deferred income taxes	(45)	566
Other long-term liabilities	12,282	9,692

Net Cash Flows From (Used By) Operating Activities	33,233	(103,267)

Cash Flows From (Used by) Investing Activities:
Purchases of property, plant and equipment	(67,884)	(33,215)
Sales of property, plant and equipment	4,913	2,192
Acquisitions of fabrication businesses	(2,950)	—
Acquisition of Lofland and CMCZ, net of cash acquired	—	(99,401)

Net Cash Used By Investing Activities	(65,921)	(130,424)

Cash Flows From (Used by) Financing Activities:
Increase in documentary letters of credit	38,734	67,987
Proceeds from trade financing arrangements	—	35,307
Payments on trade financing arrangements	(16,311)	(23,267)
Short-term borrowings, net change	(581)	(13,959)
Proceeds from issuance of long-term debt	—	238,400
Payments on long-term debt	(1,441)	(90,250)
Stock issued under incentive and purchase plans	17,007	15,919
Dividends paid	(10,146)	(6,842)
Debt reacquisition and issuance costs	—	(4,989)
Treasury stock acquired	(50,675)	—

Net Cash From (Used By) Financing Activities	(23,413)	218,306

Effect of Exchange Rate Changes on Cash	749	896

Decrease in Cash and Cash Equivalents	(55,352)	(14,489)
Cash and Cash Equivalents at Beginning of Year	123,559	75,058

Cash and Cash Equivalents at End of Period	$68,207	$60,569

*As restated

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COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.

EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization.

EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company’s note agreements.

	Three Months	Nine Months
	Ended	Ended
	5/31/05	5/31/05

Net earnings	$71,741	$202,041
Interest expense	7,608	23,426
Income taxes	46,345	117,329
Depreciation and amortization	18,910	56,756

EBITDA	$144,604	$399,552

EBITDA to interest coverage
for the quarter ended May 31, 2005:	for the nine months ended May 31, 2005:
$144,604 / 7,608= 19.0	$399,552 / 23,426= 17.1

Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at May 31, 2005 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$841,916
Long-term debt	392,076
Deferred income taxes	50,433

Total capitalization	$1,284,425

Other Financial Information

Long-term debt to cap ratio as of May 31, 2005:
Debt divided by capitalization

     $392,076 / 1,284,425 = 30.5%

Total debt to cap plus short-term debt ratio as of May 31, 2005:

     ($392,076 + 22,515 + 2,904) / (1,284,425 + 22,515 +2,904) = 31.9%

Current ratio as of May 31, 2005:
Current assets divided by current liabilities

     $1,639,548 / 852,218 = 1.9

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Contact:	Debbie Okle
Director, Public Relations
214.689.4354

2005-17